Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 18, 2012	Brendan J. McGill
Executive Vice President COO/CFO
215-256-8828

Harleysville Savings Financial Corporation Announces Regular Cash Dividend and Third Quarter Earnings for Fiscal Year 2012

Harleysville, PA., July 18, 2012 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.20 per share. The cash dividend will be payable on August 22, 2012 to stockholders of record on August 8, 2012.

Net income for the third quarter was $1,311,000 or $.34 per diluted share compared to $1,988,000 or $.53 per diluted share for the same quarter last year. There was a onetime Bank Owned Life Insurance (“BOLI”) net benefit of $927,000 or $.24 per diluted share in the 2011 quarter.

Net income for the nine months ended June 30, 2012 amounted to $3,896,000 or $1.03 per diluted share compared to $4,298,000 or $1.15 per diluted share for the same nine-month period a year ago.

Ron Geib, President and Chief Executive Officer of the Company, stated, “The low level of interest rates continues to provide a unique challenge for the financial industry. This environment, along with a continued lack in demand for loans, is putting pressure on the interest margins and constraining the growth in the balance sheet. Given these conditions, we are very pleased to report another quarter of solid financial results. Our net interest income, level of non-performing loans and other expenses, are closely monitored and are the key to allowing us to deliver consistent, ongoing returns for our shareholders.”

The Company’s assets totaled $822.7 million compared to $857.6 million a year ago. Stockholders’ tangible book value increased 4.24% to $15.73 per share from $15.09 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation

Selected Consolidated Financial Data as of June 30, 2012

(Dollars in thousands except per share data)	Year-To-Date
( Unaudited)	Nine Months Ended:		Three Months Ended:
Selected Consolidated Earnings Data	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Total interest income	$26,340	$28,215	$8,599	$8,736	$9,005	$9,358	$9,494
Total interest expense	11,613	14,475	3,691	3,955	3,967	4,559	4,736

Net Interest Income	14,727	13,740	4,908	4,781	5,038	4,799	4,758
Provision for loan losses	760	490	255	255	250	660	165

Net Interest Income after Provision for Loan Losses	13,967	13,250	4,653	4,526	4,788	4,139	4,593

Gain on sale of investments	34	—	34	—	—	—	—
Bank owned life insurance	364	1,407	121	121	122	141	1,163
Other income	1,233	1,045	443	341	449	393	356
Total other expenses	10,096	9,886	3,385	3,413	3,298	3,239	3,385

Income before income taxes	5,502	5,816	1,866	1,575	2,061	1,434	2,727
Income tax expense	1,606	1,518	555	354	697	337	739

Net Income	$3,896	$4,298	$1,311	$1,221	$1,364	$1,097	$1,988

Per Common Share Data
Basic earnings	$1.04	$1.16	$0.35	$0.33	$0.36	$0.29	$0.53
Diluted earnings	$1.03	$1.15	$0.34	$0.32	$0.36	$0.29	$0.53
Dividends	$0.58	$0.57	$0.20	$0.19	$0.19	$0.19	$0.19
Tangible book value	$15.73	$15.09	$15.73	$15.56	$15.39	$15.19	$15.09
Shares outstanding	3,747,031	3,747,920	3,747,031	3,728,089	3,772,028	3,758,751	3,747,920
Average shares outstanding - basic	3,746,038	3,717,906	3,736,462	3,738,430	3,763,147	3,752,394	3,737,439
Average shares outstanding - diluted	3,801,159	3,752,059	3,823,689	3,794,487	3,790,457	3,776,650	3,771,917

(Dollars in thousands except per share data)	Year-To-Date
( Unaudited)	Nine Months Ended:		Three Months Ended:
Other Selected Consolidated Data	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Return on average assets	0.61%	0.67%	0.63%	0.59%	0.66%	0.52%	0.93%
Return on average equity	8.72%	10.46%	9.00%	8.44%	9.40%	7.74%	14.26%
Net interest rate spread	2.26%	2.03%	2.27%	2.19%	2.33%	2.16%	2.11%
Net yield on interest earning assets	2.43%	2.20%	2.44%	2.36%	2.49%	2.34%	2.28%
Operating expenses to average assets	1.64%	1.54%	1.63%	1.64%	1.57%	1.53%	1.58%
Efficiency ratio	63.47%	61.69%	61.85%	65.10%	58.80%	60.72%	53.93%
Ratio of non-performing loans to total assets at end of period	1.44%	0.38%	1.44%	1.00%	0.64%	0.40%	0.38%
Loan loss reserve to total loans, net	0.71%	0.51%	0.71%	0.73%	0.68%	0.63%	0.51%
Stockholders' equity to assets	7.16%	6.59%	7.16%	6.89%	6.97%	6.83%	6.59%

Selected Consolidated Financial Data	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	Jun 30, 2011
Total assets	$822,726	$842,266	$832,630	$835,713	$857,579
Consumer Loans receivable	400,463	409,244	416,900	424,424	421,203
Commercial Loans receivable	103,997	102,655	99,593	97,373	90,916
Loan loss reserve	(3,867)	(3,809)	(3,559)	(3,311)	(2,652)
Total Loans receivable net	500,593	508,090	512,934	518,486	509,467
Cash & investment securities	117,380	145,569	119,448	122,306	150,978
Mortgage-backed securities	152,025	145,405	156,411	150,547	150,669
Total Investments	269,405	290,974	275,859	272,853	301,647
FHLB stock	11,240	11,832	12,455	13,110	13,800
Checking accounts	106,661	112,165	96,671	90,146	89,629
Savings accounts	160,136	153,684	147,156	138,805	137,474
Certificate of deposit accounts	282,868	284,572	286,544	295,450	303,999
Total Deposits	549,665	550,421	530,371	524,401	531,102
Advances	203,765	227,228	238,676	250,194	261,900
Total stockholders' equity	58,924	58,026	58,033	57,082	56,551